EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-80230, No. 333-32569, No. 333-57565, No. 333-99185 and No. 333-62570, each on Form S-8, Amendment No. 2 to No. 33-84658, Amendment No. 1 to No. 33-84536, Amendment No. 4 to No. 333-70295, Post-Effective Amendment No. 1 to No. 333-92959 and No. 333-103119, each on Form S-3, of Camden Property Trust of our reports dated March 9, 2004 (which reports express an unqualified opinion and include an explanatory paragraph related to the change in the method of accounting in 2002 for the impairment and disposal of long-lived assets to conform to Statement of Financial Accounting Standards No. 144) appearing in and incorporated by reference in this Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Houston, Texas
March
12, 2004